Exhibit (d)(2)(xxxviii)
ADDENDUM TO PORTFOLIO MANAGEMENT AGREEMENT
Allianz Global Investors Fund Management LLC
1633 Broadway
New York, New York 10019
October 4, 2011
RCM Capital Management LLC
555 Mission Street, Suite 1700
San Francisco, CA 94105
Re: Allianz RCM Global Small-Cap Fund (the “Fund”)
Ladies and Gentlemen:
     This will confirm the agreement between Allianz Global Investors Fund Management LLC (the “Adviser”) and RCM Capital Management LLC (the “Portfolio Manager”) as follows:
     1. Allianz Funds (the “Trust”) is an open-end management investment company organized as a Massachusetts business trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. Up to seven separate classes of shares of beneficial interest in the Trust are offered to investors with respect to each investment portfolio. The Fund is a separate investment portfolio of the Trust.
     2. The Adviser and the Portfolio Manager have entered into a Portfolio Management Agreement between the Adviser and the Prior Portfolio Manager dated February 1, 2002 (as from time to time in effect, the “Agreement”), pursuant to which the Adviser retained the Portfolio Manager to provide investment advisory and other services specified in the Agreement to the Fund and certain other series of the Trust, and the Portfolio Manager has accepted such employment.
     3. As provided in paragraph 5 of the Agreement and subject to further conditions set forth therein, the Adviser shall with respect to each Fund pay the Portfolio Manager a monthly fee at the following annual rate based upon the average daily net assets of such Fund:

Fund	Fee Rate
Allianz RCM Global Small-Cap Fund	0.80%
     4. This Addendum shall take effect with respect to the Fund as of November 1, 2011, and except as set forth in Paragraph 3 shall not otherwise alter the terms of the Agreement with respect to the Fund or any other series of the Trust.
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     If the foregoing correctly sets forth the agreement between the Adviser and the Portfolio Manager, please so indicate by signing and returning to the Adviser the enclosed copy hereof.

Very truly yours,

Allianz Global Investors Fund Management LLC

By: Name:	/s/ Brian S. Shlissel Brian S. Shlissel
Title:	Managing Director
ACCEPTED:
RCM Capital Management LLC

By: Name:	/s/ Robert Goldstein Robert Goldstein
Title:	Chief Executive Officer
[Signature Page — Addendum to Portfolio Management Agreement]